HOME EQUITY ASSET TRUST 2006-5

DERIVED INFORMATION  [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  Approximately 19.5% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	4,173
Total Outstanding Loan Balance	$824,907,636*	Min	Max
Average Loan Current Balance	$197,677	$13,476	$999,332
Weighted Average Original LTV	79.5%**
Weighted Average Coupon	7.93%	5.25%	14.00%
Arm Weighted Average Coupon	7.86%
Fixed Weighted Average Coupon	8.38%
Weighted Average Margin	5.98%	2.25%	10.15%
Weighted Average FICO (Non-Zero)	631
Weighted Average Age (Months)	4
% First Liens	98.1%
% Second Liens	1.9%
% Arms	86.6%
% Fixed	13.4%
% of Loans with Mortgage Insurance	0.0%

*

Total collateral will be approximately [$850,000,100]

**

Note, for second liens, CLTV is employed in this calculation.

% Silent Second	43.0
CLTV of Loans with Silent Second	98.9

Strats	% of Total Collateral	Avg Loan Size	WAC	FICO	LTV	CLTV	DTI	% IO	% 2nd Lien	% ARM	% Full Doc	% NOO	% MI
1st Lien IO	19.5	275,645	7.33	655	79.8	91.9	40.8	100.0	0.0	96.5	57.3	6.2	0.0
1st Lien Non-IO	78.7	195,963	8.01	624	79.0	86.6	41.4	0.0	0.0	86.2	55.4	8.0	0.0
1st Lien ARM	86.6	217,844	7.86	631	79.2	88.1	41.4	21.7	0.0	100.0	52.5	8.1	0.0
1st Lien FR	11.6	154,936	7.96	623	78.8	84.3	40.0	5.9	0.0	0.0	80.1	3.6	0.0
1st Lien Balloon	27.3	226,283	7.81	635	79.2	90.6	42.6	0.0	0.0	86.7	58.1	3.9	0.0
2nd Lien	1.9	55,104	10.97	652	98.7	98.7	41.8	2.1	100.0	0.0	51.7	0.5	0.0
NOO	7.5	183,471	8.37	668	81.9	85.7	37.3	16.2	0.1	94.3	39.6	100.0	0.0
2-4F	6.7	240,607	8.06	655	79.3	86.4	42.5	15.7	1.2	90.4	40.6	26.6	0.0
Total:	100.0	197,677	7.93	631	79.5	87.9	41.3	19.5	1.9	86.6	55.7	7.5	0.0

*

Note, for second liens, CLTV is employed in this calculation.

DTI - Full Doc	Aggregate Balance	% Aggregate Balance	Avergage Balance	FICO	LTV	WAC	% 2nd Lien
0.01 - 5.00	1,712,761	0.2	285,460	682	86.2	8.19	0.0
5.01 - 10.00	3,306,125	0.4	300,557	656	75.5	7.07	0.0
10.01 - 15.00	7,927,087	1.0	264,236	622	80.4	7.72	1.5
15.01 - 20.00	10,759,119	1.3	176,379	618	77.2	8.14	2.3
20.01 - 25.00	16,654,518	2.0	191,431	625	79.2	7.60	0.0
25.01 - 30.00	25,133,226	3.0	156,107	619	78.4	7.71	1.6
30.01 - 35.00	45,365,173	5.5	160,869	611	79.4	7.91	1.9
35.01 - 40.00	63,544,024	7.7	184,721	619	80.2	7.67	1.1
40.01 - 45.00	88,616,739	10.7	175,479	618	80.8	7.74	2.8
45.01 - 50.00	145,019,035	17.6	184,034	617	80.3	7.79	2.1
50.01 - 55.00	47,473,342	5.8	211,935	612	77.2	7.52	0.3
55.01 - 60.00	3,840,983	0.5	192,049	623	77.4	7.30	0.0
Total:	459,352,132	55.7	182,355	618	79.7	7.74	1.7

*

Note, for second liens, CLTV is employed in this calculation.

DTI - Stated Doc	Aggregate Balance	% Aggregate Balance	Avergage Balance	FICO	LTV	WAC	% 2nd Lien
Unavailable	296,051	0.0	59,210	588	77.1	10.17	45.8
10.01 - 15.00	159,784	0.0	159,784	685	72.4	7.99	0.0
15.01 - 20.00	539,168	0.1	179,723	595	77.8	8.01	0.0
20.01 - 25.00	2,151,567	0.3	143,438	641	74.1	8.12	0.0
25.01 - 30.00	6,820,167	0.8	206,672	638	75.6	7.82	0.0
30.01 - 35.00	10,511,588	1.3	187,707	631	76.9	8.23	0.6
35.01 - 40.00	25,748,086	3.1	221,966	632	77.8	8.19	1.0
40.01 - 45.00	37,896,960	4.6	233,932	638	78.8	8.32	1.9
45.01 - 50.00	60,039,270	7.3	258,790	638	79.5	8.27	1.3
50.01 - 55.00	3,361,680	0.4	280,140	630	74.7	8.45	0.0
55.01 - 60.00	79,973	0.0	79,973	645	100.0	8.38	0.0
Total:	147,604,293	17.9	232,082	636	78.5	8.25	1.3

*

Note, for second liens, CLTV is employed in this calculation.

DTI - Reduced Doc	Aggregate Balance	% Aggregate Balance	Avergage Balance	FICO	LTV	WAC	% 2nd Lien
Unavailable	628,214	0.1	89,745	648	77.4	10.03	58.2
0.01 - 5.00	127,045	0.0	127,045	777	80.0	8.50	0.0
5.01 - 10.00	1,620,540	0.2	405,135	691	89.2	8.95	0.0
10.01 - 15.00	210,657	0.0	70,219	635	65.5	7.88	0.0
15.01 - 20.00	3,417,353	0.4	201,021	656	78.4	7.79	0.9
20.01 - 25.00	4,554,471	0.6	157,051	658	80.7	8.44	2.0
25.01 - 30.00	8,490,868	1.0	169,817	671	79.1	8.01	1.8
30.01 - 35.00	18,551,921	2.2	199,483	656	78.4	8.00	2.1
35.01 - 40.00	30,808,807	3.7	197,492	646	79.9	8.28	3.4
40.01 - 45.00	62,859,991	7.6	216,759	656	80.6	8.13	3.2
45.01 - 50.00	77,057,401	9.3	240,804	655	80.3	8.08	1.6
50.01 - 55.00	5,909,119	0.7	218,856	638	79.1	7.88	0.0
55.01 - 60.00	101,484	0.0	101,484	623	80.0	8.25	0.0
Total:	214,337,872	26.0	214,767	655	80.1	8.12	2.5

*

Note, for second liens, CLTV is employed in this calculation.

DTI - NINA Doc	Aggregate Balance	% Aggregate Balance	Avergage Balance	FICO	LTV	WAC	% 2nd Lien
Unavailable	3,613,339	0.4	180,667	661	66.6	8.80	3.8
Total:	3,613,339	0.4	180,667	661	66.6	8.80	3.8

*

Note, for second liens, CLTV is employed in this calculation.